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                                                  EXHIBIT 99.3


                  January __, 1997

                  IMPORTANT REMINDER

Dear Stockholder:

We have previously mailed the prospectus/proxy statement and proxy materials to you for the Annual Meeting of Stockholders of Mobile Gas to be held on Friday, JANUARY 30, 1998. According to our records, we have not received your completed proxy card for this important meeting. YOUR VOTE IS IMPORTANT TO US.

The company's restructuring will help us meet the new competition and will allow us to adapt to the changing energy-market environment quickly and more effectively. Your Board of Directors believes the restructuring of Mobile Gas as a holding company is in the best interests of our stockholders, employees and customers, and unanimously recommends that everyone support our holding company proposal.

If you haven't previously mailed your proxy card, please take a moment to sign, date and mail the enclosed duplicate proxy card promptly in the return envelope, with a vote "FOR" proposal 1 and"FOR" the director nominees described in proposal 2. Thank you for your cooperation and continued support.

Sincerely,